Exhibit 10.2

                               STOCK OPTION GRANT
                               (French Associates)

     AUTOMATIC DATA PROCESSING, INC. (the "Company"), pursuant to the 2000 Stock Option Plan (the "Plan"), hereby irrevocably grants to <<FirstName>>
<<LastName>>, (the "Participant"), on <<Date>> the right and option to purchase
<<Shares>> shares of the Common Stock of the Company on the following terms and conditions:

1) The option herein granted shall become exercisable in whole or in part as follows:

     a) Exercisable as to <<Vesting1>> shares on and after <<Date1>>;

     b)  Exercisable as to an additional  <<Vesting2>>  shares on and after
     <<Date2>>;

     c)  Exercisable as to an additional  <<Vesting3>>  shares on and after
     <<Date3>>;

     d)  Exercisable as to an additional  <<Vesting4>>  shares on and after
     <<Date4>>;

     e) Exercisable in its entirety on and after <<Date5>>; and

     f) Exercisable in full (i) upon the death of the Participant, or (ii) in the event of total and permanent disability of the Participant.

     g) Notwithstanding the foregoing, no shares shall become exercisable following termination of the Participant's employment from the Company or any of its subsidiaries (and no shares shall become exercisable following the Company's sale of the subsidiary, or the Company's or a subsidiary's sale of the division or business unit, that employs such Participant).

2) The unexercised portion of the option herein granted shall automatically and without notice terminate and become null and void at the time of the earliest of the following to occur:

     a) the expiration of ten years from the date on which the option was granted;

     b) the expiration of 60 days from the date of termination of the Participant's employment from the Company (including in connection with the sale of the subsidiary, division or business unit that employs such Participant) or any of its subsidiaries; provided, however, that (i) if the Participant's employment from the Company or any of its subsidiaries terminates because of total and permanent disability, the provisions of sub-paragraph (c) shall apply, (ii) if the Participant shall die during employment by the Company or any of its subsidiaries or during the 60-day period following the date of termination of such employment, the provisions of sub-paragraph (d) below shall apply, and (iii) (I) if the Participant shall retire (and satisfy the Company's criteria for retirement at such time) from the Company or any of its subsidiaries, divisions or business units, as the case may be, (II) shall be at least 55 years of age at the time of such retirement and (III) (x) shall have at least ten credited years of service with the Company and its subsidiaries at the time of such retirement, the provisions of sub-paragraph (e) below shall apply, or (y) shall have at least five (but less than ten) credited years of service with the Company and its subsidiaries at the time of such retirement, the provisions of sub-paragraph (f) below shall apply;

     c) if Section 2(b)(i) applies, the expiration of twelve months after termination of Participant's employment from the Company or any of its subsidiaries because of total and permanent disability; provided, however, that if such Participant shall die during such twelve month period, then the unexercised portion shall become null and void on the expiration of six months after death of the Participant;

     d) if Section 2(b)(ii) applies, the expiration of six months after death of the Participant;

     e) if Section 2(b)(iii)(x)  applies, the expiration of 36 months after the retirement of Participant; provided, however, that if such Participant shall die during the 36 month period following the date of such Participant's retirement, then the unexercised portion shall become null and void on the expiration of six months after death of the Participant; and

     f) if Section 2(b)(iii)(y)  applies, the expiration of 12 months after the retirement of Participant; provided, however, that if such Participant shall die during the 12 month period following the date of such Participant's retirement, then the unexercised portion shall become null and void on the expiration of six months after death of the Participant.

3) For the avoidance of doubt, and notwithstanding any provision (or interpretation) of Section 2 to the contrary, the unexercised portion of the option herein granted shall automatically and without notice terminate and become null and void upon the expiration of ten years from the date on which the option was granted.

4) The full price for each of the shares purchased pursuant to the option granted herein shall be <<Share Price>>.

5) Full payment for shares purchased by the Participant shall be made at the time of the exercise of the option in whole or in part, and certificates for such shares, when appropriate, shall be delivered to the Participant promptly thereafter. No shares shall be transferred to the Participant until full payment therefore has been made and the Participant shall have none of the rights of a shareholder with respect to any shares subject to this option until a certificate for such shares shall have been issued.

6) The option herein granted is non-assignable and non-transferable, other than by will or by the laws of descent and distribution, and during the Participant's lifetime shall be exercisable only by the Participant.

7) In the event of one or more stock splits, stock dividends, stock changes, reclassifications, recapitalizations or combinations of shares prior to complete exercise of the option herein granted which change the character or amount of the shares subject to the option, this option to the extent that it shall not have been exercised, shall entitle the Participant or the Participant's executors or administrators to receive in substitution such number and kind of shares as he, she or they would have been entitled to receive if the Participant or the Participant's executors or administrators had actually owned the shares subject to this option at the time of the occurrence of such change; provided, however that if the change is of such nature that the Participant or the Participant's executors or administrators, upon exercise of the option, would receive property other than shares of stock, then the Board of Directors shall adjust the option so that he, she or they shall acquire only shares of stock upon exercise, making such adjustment in the number and kind of shares to be received as the Board shall, in its sole judgment, deem equitable.

8) The effectiveness of the option granted hereunder is conditioned upon (i) the Participant having executed and delivered to the Company in connection with previous stock option grants a restrictive covenant, or (ii) the execution and delivery by the Participant of the restrictive covenant enclosed herewith. If the Participant has not previously executed and delivered to the Company a restrictive covenant, the Participant must sign the enclosed restrictive covenants and return one to ADP, 1 ADP Boulevard, Roseland, New Jersey 07068, Attention Stock Option Group, within six months from the date of this option. If the Company does not receive the signed restrictive covenant within such six-month period, this option grant shall be terminable by the Company.

9) It is understood and agreed that this option has been granted pursuant to the Plan adopted by the Board of Directors and stockholders of the Company, which shall be governed by, and construed in accordance with, the laws of the State of New Jersey.